SAP AMERICA, INC.
R/3 SOFTWARE END-USER LICENSE AGREEMENT
(“Agreement”)
     This Agreement is made effective as of the 11th day of June, 1998, by and between SAP AMERICA, INC., a Delaware corporation, with offices at 701 Lee Road, Wayne, Pennsylvania 19087 (“SAP”), and Sport Supply Group, Inc., a Delaware corporation, with offices at 1901 Diplomat Drive, Farmers Branch, Texas 75234 (“Licensee”).
RECITAL
     WHEREAS, SAP desires to grant to Licensee and Licensee desires to accept from SAP, a license to Use (as defined herein) SAP’s proprietary R/3 Software (as defined herein) upon the terms and conditions hereinafter set forth;
         NOW, THEREFORE, SAP and Licensee agree as follows:
1.	DEFINITIONS.

1.1	“ABAP /4 Development Workbench Users” (“D/W Users”) means those individuals authorized to use the ABAP/4 Development Workbench. Each D/W User must also be licensed as a Basis/Workflow User.

1.2	“Affiliate” means a corporation located in the Territory in which Licensee owns more than fifty percent of the voting securities. Any such entity shall be considered an Affiliate for only such time as Licensee continues to own such equity interest.

1.3	“Basis/Workflow Users” means those individuals authorized to access the licensed Software solely for the purpose of executing the following transactions: (i) document management, including optical archiving; (ii) workflow organizational management; (iii) monitoring and administration of the Software; (iv) creating IDocs; (v) initializing workflows; (vi) all Enterprise Office/HR User transactions in the licensed Software as specified herein; and (vii) all transactions in the licensed Human Resources functionality.

1.4	“Business Third Party” means any third party that requires access to the Software in connection with the operation of Licensee’s and/or its Affiliates’ business including, but not limited to, customers, distributors and suppliers.

1.5	“Correction Level” means a change to the Software between Versions (3. l(a)).

1.6	“Designated Unit” means each individual computer in which the Software and Third-Party Database are installed.

1.7	“Documentation” means SAP’s standard documentation, in any medium, which is delivered to Licensee under this Agreement, including SAP’s standard manuals, program listings, data models, flow charts, logic diagrams, functional specifications, instructions, and complete or partial copies of the foregoing.

1.8	“Enterprise Office/HR Users” means those individuals authorized to access the licensed Software solely for the purpose of executing the following transactions: (i) employee records maintenance; (ii) employee time and attendance entry; (iii) employee travel and expense report filing; (iv) employee directory; (v) employee training registration; (vi) employee opportunity inquiry and response; (vii) calendar functions; (viii) employee specific purchase requisition; and (ix) e-mail. Each Enterprise Office/HR User may execute the above transactions solely for such individual’s own purposes or on behalf of other licensed Users and may not execute transactions for or on behalf of unlicensed individuals.

1.9	“Extension” means an addition to the Software which does not require a Modification.

1.10	“Information Users” (“Info Users”) means those individuals authorized to access the licensed Software solely to perform “ read only ” Software transactions. Each Information User must also be licensed as a Basis/Workflow User.

1.11	“Modification” means a change to the Software which changes the source code.
SAP CONFIDENTIAL

1.12	“Named Users or Operational Users” means those individuals authorized to access the licensed Software to execute Software transactions. Each Named or Operational User must also be licensed as a Basis/Workflow User.

1.13	“Non-Productive Use” means Use of the Software solely for Licensee’s or an authorized Affiliate’s internal training, testing or developmental work.

1.14	“Productive Use” means Use of the Software solely to operate Licensee’s or an authorized Affiliate’s business.

1.15	“Program Concepts” means the concepts, techniques, ideas, and know-how embodied and expressed in any computer programs or modules included in the Software, including their structure, sequence, and organization.

1.16	“Proprietary Information” means: (i) with respect to SAP and SAP AG, the Software and Documentation and any complete or partial copies thereof, the Program Concepts, Third-Party Database, any other third- party software licensed with or as part of the Software, benchmark results,; and (ii) information reasonably identifiable as the confidential and proprietary information of SAP or Licensee or their licensors excluding, any part of the SAP or Licensee Proprietary Information which: (a) is or becomes publicly available through no act or failure of the other party; or (b) was or is rightfully acquired by the other party from a source other than the disclosing party prior to receipt from the disclosing party; or (c) becomes independently available to the other party as a matter of right.

1.17	“Release” means each issuance of the Software, excluding third party software, identified by the numeral to the left of the decimal point (e.g., 3.0).

1.18	“Requisitions and Confirmation Users” (“R/C Users”) means those individuals authorized to access the licensed Software solely for the purpose of submitting purchase requisitions or entering production order completion confirmations, Each R/C User must also be licensed as a Basis/Workflow User.

1.19	“SAP AG” means SAP Aktiengesellschaft, the licensor of the SAP Proprietary Information to SAP.

1.20	“Session Users” means (i) that number of individuals, other than employees of Licensee, Affiliates, or identifiable employees of Business Third Parties, licensed to simultaneous execute sessions on an internet server or Third Party Front-End interfaced to the Software or; (ii) that number of devices authorized to simultaneously execute sessions on an internet server or Third Party Front-End interfaced to the Software.

1.21	“Software” means (i) all software specified in agreed upon Appendices hereto, developed by SAP AG and delivered to Licensee hereunder; (ii) any Releases, Versions, or Correction Levels of the Software as contemplated by this Agreement; and (iii) any complete or partial copies of any of the foregoing.

1.22	“Territory” means the United States of America and any additional countries as agreed upon in advance in writing by the parties.

1.23	“Third Party Front-End” means any Licensee or third party software and/or device interfaced to the Software.

124	“Third-Party Database” means third-party proprietary database software licensed through SAP to Licensee.

1.25	“Use” means to load, execute, access, employ, utilize, store, or display the Software.

1.26	“Users” means any combination of Named or Operational, Information, R/C, D/W, Basis/Workflow, Enterprise Office/HR, or Session Users licensed under this Agreement.

1.27	“Version” means each issuance of each Release of the Software, excluding third party software, identified by the numeral to the right of the decimal point (3.1).
     SAP CONFIDENTIAL

2.	LICENSE GRANT.

2.1	Grant of License.
(a) Subject to this Agreement, SAP grants and Licensee accepts, a non-exclusive, perpetual (unless terminated in accordance with Section 5 herein) license for Users to Use the Software, Documentation, other SAP Proprietary Information and Third-Party Database provided by SAP to Licensee, at specified site(s) within the Territory for Productive and Non-Productive Uses. This license does not permit Licensee to: (i) Use the Software and Third-Party Database for a service bureau application; or (ii) sublicense, or rent the Software or Third-Party Database.
(b) Licensee agrees to install the Software and Third-Party Database only on Designated Unit(s), intranet server(s) or internet server(s) as identified by Licensee pursuant to this Agreement and which have been previously approved by SAP in writing or otherwise officially made known to the public as appropriate for Use or interoperation with the Software and Third Party Database. The maximum number of Users licensed to directly or indirectly access the Software, and Third Party Database, shall be specified in Appendices to this Agreement. Licensee shall promptly provide written notice to SAP if the number of Users exceeds such maximum number.
(c) Licensee may transfer the Software and Third-Party Database from one Designated Unit to another at no additional license fee, and shall provide written notice to SAP within ten business days of such installation. Licensee shall be responsible for the cost of any migration tools, Third-Party Database costs, third-party software or additional Software required for the new Designated Unit. The Software and Third-Party Database must be promptly deleted in their entirety from the Designated Unit no longer in use and from each back-up copy for that Designated Unit.
2.2	Authorization of Affiliates to Use the Software. Affiliates shall be authorized to Use the Software and Third-Party Database; provided that: (i) each Affiliate shall first sign and deliver to SAP its agreement to be bound by the terms herein in the form of Exhibit B attached hereto; and (ii) such Use shall be subject to the following: (A) Licensee accepts responsibility for the acts or omissions of such Affiliate as if they were Licensee’s acts or omissions; (B) Licensee shall indemnify SAP against losses or damages suffered by SAP arising from breach of this Agreement by any such Affiliate as if effected by Licensee; and (C) such Use shall not constitute an unauthorized exportation of any SAP Proprietary Information under U.S. Government laws and regulations.

2.3	Authorization of Business Third Parties to Access the Software. Business Third Parties may have access to the Software provided: (i) each Business Third Party shall execute a confidentiality agreement pursuant to Section 6.2 herein; (ii) all Business Third Parties accessing the Software shall be licensed as Users; (ii) Business Third Parties are expressly limited to screen access to the Software; (iv) in no circumstances may Business Third Parties have access to Software source code; (v) in no circumstances shall Business Third Parties Use the Software to operate or manage the business of such Business Third Parties (vi) such Use shall be subject to the following: (A) Licensee accepts responsibility for the acts or omissions of such Business Third Parties as if they were Licensee’s acts or omissions; (B) Licensee shall indemnify SAP against losses or damages suffered by SAP arising from breach of this Agreement by any such Business Third Party as if effected by Licensee; and (C) such Use shall not constitute an unauthorized exportation of any SAP Proprietary Information under U.S. Government laws and regulations.

2.4	Audit Right. During Licensee’s normal business hours and at any time during which the Software, Documentation, Third-Party Database, or other SAP Proprietary Information are being utilized, SAP, or its authorized representative or licensors, shall have the right upon at least 10 business days advance written notice to audit and inspect Licensee’s or any Affiliate’s utilization of such items, in order to verify compliance with the terms of this Agreement. If Proprietary Information is given to Business Third Parties pursuant to this Agreement, Licensee shall secure the right for SAP to audit such Business Third Party as specified in this Section.

2.5	Archival Copy; Restriction on Copies; Legends to be Reproduced.
(a) Licensee may make one copy of the Software for archival purposes and such number of backup copies of the Software as are consistent with Licensee’s normal periodic backup procedures. Licensee shall maintain a log of the number and location of all originals and copies of the Software.
     SAP CONFIDENTIAL

(b) Licensee shall include, and shall under no circumstances remove, SAP’s and its licensors’ copyright, trademark, service mark, and other proprietary notices on any complete or partial copies of the Software, Documentation, Third-Party Database, or SAP Proprietary Information in the same form and location as the notice appears on the original work. The inclusion of a copyright notice on any portion of the Software, Documentation, Third-Party Database, or SAP Proprietary Information shall not cause or be construed to cause it to be a published work.
2.6	License for Third-Party Database. The Software requires a third-party database which may be licensed through SAP or directly from a third-party database licensor approved by SAP. In the event Licensee obtains a license directly from a third-party database licensor, any restrictions imposed on Licensee directly by such third-party database licensor shall apply. SAP makes no representations or warranties as to the Third-Party Database or its operation.

3.	DELIVERY. The licensed Software in machine-readable format, and the Documentation, shall be delivered as specified in Appendices hereto (“Delivery”). Licensee shall be responsible for installation of the Software.

4.	PRICE AND PAYMENT.

4.1	License Fees. In consideration of the license granted hereunder, Licensee shall pay to SAP license fees for the Software on such terms as set forth in Appendices hereto (“License Fees.”) Fees for Maintenance (“Maintenance Fees”) shall be paid as set forth in Appendices hereto. Any fees Licensee does not pay when due shall accrue interest at the rate of 18% per annum, but not to exceed the maximum amount as allowed by law. Licensee also agrees to pay SAP all reasonable costs and expenses of collection, including attorney’s fees.

4.2	Taxes. License and Maintenance Fees and other charges described in this Agreement and its Appendices, or in SAP’s most recent List of Prices and Conditions, do not include federal, state or local sales, use, property, excise, service, or similar taxes (“Tax(es)”) now or hereafter levied, all of which shall be for Licensee’s account. With respect to state/local sales tax, Licensee shall provide prior to the execution of this Agreement (i) a valid Direct Pay Permit to SAP; or (ii) a valid Tax-Exempt Certificate to SAP. If Licensee does not comply with (i) or (ii), SAP will determine the appropriate Taxes (excepting only taxes on net income) which are due, invoice Licensee for such sales tax, and pay the Taxes it determined to be due to the appropriate tax authorities. Licensee hereby agrees to indemnify SAP for and hold it harmless from (1) any Taxes (excepting only taxes on net income) paid or payable by SAP; (2) all costs incurred by SAP in determining and remitting the Taxes due; and (3) interest and penalties, if any, imposed by reason of the late payment or miscalculation of any Taxes.

5.	TERM AND TERMINATION.

5.1	Term. This Agreement and the license granted hereunder shall become effective as of the date first set forth above and shall continue in effect thereafter unless terminated under Section 5.2.

5.2	Termination. This Agreement and the license granted hereunder shall terminate upon the earliest to occur of the following: (i) thirty days after Licensee gives SAP written notice of Licensee’s desire to terminate this Agreement, for any reason, but only after payment of all License and Maintenance Fees then due and owing; (ii) forty-five days after SAP gives Licensee written notice of Licensee’s material breach of any provision of the Agreement), including more than forty-five days delinquency in Licensee’s payment of any money due hereunder, unless Licensee has cured such breach during such forty five day period; (iii) ten days after SAP gives notice of Licensee’s material breach of Section 6, unless Licensee has cured such breach during such ten day period (iv) Immediately if Licensee files for bankruptcy, becomes insolvent, or makes an assignment for the benefit of creditors.

5.3	Effect of Termination. Upon any termination of this Agreement: Sections 6, 7.4, 8, 9, 10, 12.5, and 12.7 shall survive such termination; Licensee’s rights under Section 2 shall immediately cease; and SAP and Licensee each shall promptly perform its obligations under Section 5.4. In the event of any termination hereunder, except as otherwise may be provided for pursuant to Section 8.3 or Section 9.1 (iii), Licensee shall not be entitled to any refund of any payments made by Licensee.
SAP CONFIDENTIAL

5.4	Duties Upon Termination. Upon any termination hereunder, Licensee and its authorized Affiliates shall immediately cease Use of all SAP Proprietary Information and shall irretrievably delete and/or remove such items from all computer hardware and storage media. Within forty-five days after any termination, Licensee shall deliver to SAP at Licensee’s expense (adequately packaged and insured for safe delivery) or destroy all copies of the SAP Proprietary Information in every form. Licensee agrees an officer of Licensee’s organization shall certify in writing to SAP that it and each of its authorized Affiliates has performed the foregoing. Within forty-five days after any termination, SAP shall return the Licensee Proprietary Information to Licensee.

6.	PROPRIETARY RIGHTS

6.1	SAP Proprietary Information.
(a) Licensee acknowledges that ownership of and title in and to all intellectual property rights, including patent, trademark, service mark, copyright, and trade secret rights, in the SAP Proprietary Information are and shall remain in SAP and its licensors. Licensee acquires only the right to Use the SAP Proprietary Information and does not acquire any ownership rights or title in or to the SAP Proprietary Information and that of SAP’s licensors.
(b) Licensee shall not copy, translate, disassemble, or decompile, nor create or attempt to create, by reverse engineering or otherwise, the source code from the object code of the Software. ln the event source code is provided to Licensee, SAP, in its sole discretion, reserves the right to delete, or to require the deletion of, such source code and all copies thereof in Licensee’s possession or control whenever a future Release, Version, or Correction Level provides for like functionality in an object code format.
(c) Subject to Section 6.3(b), all Modifications and Extensions to the Software and Documentation shall be considered part of the Software and Documentation for purposes of this Section 6.
6.2	Protection of Proprietary Information. In order to protect the rights of SAP and its licensors and Licensee in their respective Proprietary Information, SAP and Licensee agree to take all reasonable steps and the same protective precautions to protect the Proprietary Information from disclosure to third parties as with its own proprietary and confidential information. Neither party shall, without the other party’s prior written consent, disclose, provide, or make available any of the Proprietary Information of the other party in any form to any person, except to its bona fide employees, officers, directors, or third parties whose access is necessary to enable such party to exercise its rights hereunder. Each party agrees that prior to disclosing any Proprietary Information of the other party to any third party, including identifiable Business Third Parties, it will obtain from that third party a written acknowledgment that such third party will be bound by the same terms as specified in this Section 6 with respect to the Proprietary Information and naming SAP as a third party beneficiary.

6.3	Modifications and Extensions.
(a) Licensee may make Modifications and Extensions to the Software, other than third party software, for Use on the Designated Unit(s) under the terms set forth in this Section. Licensee shall register all Modifications to the Software with SAP prior to making such Modifications. Licensee agrees to insert in all copies of the Software as modified all copyright, trade secret, or other notices thereon or therein as SAP may from time to time direct.
(b) In the event Licensee without SAP’s participation develops any Modification or Extension (hereinafter referred to as “Licensee Extension” or “Licensee Modification”) to the Software, Licensee shall have all rights, title, and interest in such Licensee Modification or Licensee Extension subject to SAP’s rights in the Software. Licensee agrees to offer SAP the first right to negotiate a license to or assignment of such Licensee Modification or Licensee Extension and the parties agree to negotiate such rights in good faith. Licensee agrees that prior to SAP’s exercise or waiver of its first right to negotiate, such Licensee Modification or Licensee Extension will be used solely in connection with Licensee and its Affiliates’ business operations, and that such Licensee Modification or Licensee Extension will not be marketed, licensed or sublicensed, sold, assigned, or otherwise transferred or made available to any third party or other entity.
(c) In the event SAP develops either independently, or jointly with Licensee, any Modification or Extension to the licensed Software, such Modification or Extensions and all rights associated therewith
SAP CONFIDENTIAL

will be the exclusive property of SAP and SAP AG, and Licensee will not grant, either expressly or impliedly, any rights, title, interest, or licenses to such Modifications or Extensions to any third party. Licensee shall be entitled to Use such Modifications and Extensions developed for or with Licensee on the Designated Unit(s) under the terms set forth in this Agreement. Licensee agrees to assign all right, title and interest in and to jointly developed Modifications and Extensions to SAP. Licensee agrees to execute, acknowledge and deliver to SAP all documents and do all things necessary, at SAP’s expense, to enable SAP to obtain and secure such Modifications or Extensions throughout the world. Licensee agrees to secure the necessary rights and obligations from relevant employees, or third parties in order to satisfy the above obligations.
(d) The parties hereto agree that the granting of any rights, title, or interest to Licensee in any Modification or Extension shall not be construed by the parties hereto, any court of law or equity, or any arbitration panel to mean that SAP has granted or given up any rights, title, or interest in or to the SAP Proprietary Information.
(e) Licensee agrees not to take any action that would limit SAP’s independent development, sale, assignment, licensing or use of its own Software or Modifications or Extensions thereto.
6.4	Escrow Of Source Code.
(a) SAP warrants that the source code for the Software, together with related Documentation as it is or becomes available, has been deposited in an escrow account maintained at Data Securities International Inc. Burlington, MA (the “Escrow Agent”), pursuant to an agreement between the Escrow Agent and SAP, (the “Escrow Agreement”).
(b) SAP will from time to time deposit into the escrow account copies of source code for Releases and Versions of the Software and related Documentation.
(c) SAP or SAP’s trustee in bankruptcy shall authorize the Escrow Agent to make and release a copy of the applicable deposited materials to Licensee upon the occurrence of any of the following events:
(i) The existence of any one or more of the following circumstances, uncorrected for more than thirty (30) days: entry of an order for relief under Title 11 of the United States Code; the making by SAP of a general assignment for the benefit of creditors; the appointment of a general receiver or trustee in bankruptcy of SAP’s business or property; or action by SAP under any state insolvency or similar law for the purpose of its bankruptcy, reorganization, or liquidation; unless within the specified thirty (30) day period, SAP (including its receiver or trustee in bankruptcy) provides to Licensee adequate assurances, reasonably acceptable to Licensee, of its continuing ability and willingness to fulfill its maintenance obligations under this Agreement;
(ii) SAP has ceased its on-going business operations or that portion of its business operations relating to the sale, licensing and maintenance of the Software; or
(iii) Failure of SAP to carry out the material maintenance obligations imposed on it pursuant to this Agreement after reasonable opportunity has been provided to SAP and SAP AG to perform such obligations.
(d) In no event shall Licensee have the right to access the applicable deposited materials if SAP AG agrees to assume SAP’s maintenance obligations under this Agreement.
(e) In the event of release under this Agreement, Licensee agrees that it will treat and preserve the deposited materials as a trade secret of SAP AG in accordance with the same precautions adopted by Licensee to safeguard its own trade secrets against unauthorized use and disclosure and in all cases at least with a reasonable degree of care. Release under this provision shall not extend Licensee any greater rights or lesser obligations than are otherwise provided or imposed under this Agreement. This provision shall survive any termination of this Agreement. SAP agrees not to change the Escrow Agent described herein without prior written notice to Licensee.
SAP CONFIDENTIAL

7.	PERFORMANCE WARRANTY.

7.1	Warranty Period; Warranty. SAP warrants that the Software will substantially conform to the functional specifications contained in the Documentation for nine months following Delivery (the “Warranty Period”) when Used without material alteration on the Designated Unit(s). SAP’s warranty is subject to Licensee providing SAP necessary access, including remote access, to the Software. Licensee shall provide SAP with sufficient test time and support on Licensee’s Designated Unit(s) to correct the defect.

7.2	Scope of Warranty.
(a) The warranty set forth in this Section 7 shall not apply: (i) if the Software is not used in accordance with the Documentation; or (ii)unless otherwise agreed upon in writing, to any Extensions or Modifications; or (iii) if the defect is caused by: a Modification or Extension, Licensee, or a third-party software malfunction.
(b) SAP does not warrant that the Software will operate uninterrupted or that it will be free from minor defects or errors which do not materially affect such performance or that the applications contained in the Software are designed to meet all of Licensee’s or its authorized Affiliates’ business requirements.
7.3	Year 2000 Compliance. SAP represents and warrants that its R/3 Software is Year 2000 Compliant. Year 2000 Compliant means the ability of R/3 to:
(a) consistently process R/3 date information before, during, and after January 1, 2000 correctly, including accepting date input, providing date output, and processing dates or portions of dates;
(b) function before, during and after January 1, 2000, without the need for program changes caused by the advent of the new century;
(c) respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed and defined manner predetermined by the end-user; and
(d) store and provide output of date information in ways that are unambiguous as to century.
7.4	SAP has taken best efforts to test the Software licensed pursuant to the Appendices for Disabling Code (as defined herein) and to the best of its knowledge, the Software and all current and future Releases and Versions of the Software delivered to Licensee shall be free of Disabling Code as of the date of delivery by SAP. “Disabling Code” is defined as computer instructions that alter, destroy or inhibit the licensed Software and/or Licensee’s processing environment, including but not limited to other program’s data storage and computer libraries, programs that self-replicate without manual intervention, instructions programmed to activate at a predetermined time upon a specified event, and/or programs purporting to do a meaningful function but designed for a different function or any other computer virus. It is agreed this Section does not include screen lock-out features for: (i) Users in excess of the number of Users authorized under this Agreement; (ii) Use of an unauthorized copy of the Software; or (iii) unauthorized Modifications pursuant to Section 6.3(a) of the Agreement. In the event SAP intends to use Disabling Code in the future, SAP will notify Licensee in writing.

7.5	Express Disclaimer. SAP AND ITS LICENSORS DISCLAIM ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT TO THE EXTENT THAT ANY WARRANTIES IMPLIED BY LAW CANNOT BE VALIDLY WAIVED.

8.	INDEMNIFICATION.

8.1	SAP Representation. SAP represents that its licensors own the Proprietary Information licensed by SAP hereunder, including all intellectual property rights therein, and that SAP has all rights from its licensors necessary to license, in accordance with the terms of this Agreement, such Proprietary Information to Licensee.

8.2	No Representation Regarding Combination Use. SAP and its licensors make no representation with respect to the possibility of infringement by Combination Use of the Software. The parties agree that SAP has no duty to investigate nor to warn Licensee of any such possibility. “Combination Use” means Use of
SAP CONFIDENTIAL

the Software in conjunction with any of the following, unless such Use is prescribed in the Documentation: (i) any software other than the Software; (ii) any apparatus other than a Designated Unit; and/or (iii) any activities of Licensee or its authorized Affiliates not licensed under this Agreement.
8.3	Indemnification of Licensee.
(a) SAP shall indemnify, defend and hold Licensee and its Affiliates, and the respective officers, directors, employees of each, harmless from and against all claims, liabilities, and costs, including reasonable legal fees, reasonably incurred in the defense of any claim brought against Licensee in the Territory by third parties alleging that Licensee’s Use of the Software and Documentation infringes or misappropriates: (i) any United States patent; or (ii) a copyright; or (iii) trade secret rights, provided that, Licensee promptly notifies SAP in writing of any such claim and SAP is permitted to control fully the defense and any settlement of such claim as long as such settlement shall not include a financial obligation on Licensee. Licensee shall cooperate fully in the defense of such claim and may appear, at its own expense, through counsel reasonably acceptable to SAP. SAP may, in its sole discretion, settle any such claim on a basis requiring SAP to substitute for the Software and Documentation alternative substantially equivalent non-infringing programs and supporting documentation. In the event that any preliminary injunction, temporary restraining order or final injunction shall be obtained in the Territory, SAP shall use best efforts to either: (i) obtain the right for continued use of the infringing Software and Documentation; or (ii) modify the infringing Software and Documentation to avoid such infringement while obtaining at least equivalent functionality; or (iii) substitute for the Software and Documentation alternative equivalent software and supporting documentation while obtaining at least equivalent functionality; or (iv) after using best efforts which shall not exceed fifteen (15) days to provide (i), (ii) or (iii) above, provide a refund to Licensee of paid license fees for that part of the Software under claim of infringement, (unless such part is a major integral function of the Software, in which case a full refund of paid license fees would be reimbursable).
(b) Notwithstanding item 9.3, the maximum aggregate liability of SAP under the indemnity provided in Section 8.3 (a) above shall be a sum equal to two times the paid License Fees under this Agreement at the time the claim of infringement arises.
8.4	Indemnification of SAP. Licensee shall indemnify SAP, and its licensors, against all third party claims, liabilities, and costs, including reasonable legal fees, reasonably incurred in the defense of any claim (other than for the infringement of intellectual property rights specified in Section 8.3 above), arising out of Licensee’s unauthorized Use of the Software, Documentation, Third-Party Database, and other SAP Proprietary Information, licensed under this Agreement, provided that, SAP promptly notifies Licensee in writing of such claim and that Licensee is permitted to control fully the defense and any settlement of the claim.

8.5	SAP’s Right to Commence Infringement Actions. SAP alone shall be responsible for taking such actions which it determines are reasonably necessary or desirable in its sole discretion in connection with any infringement or alleged infringement by a third party of any portion of the Software and Documentation. Licensee shall not undertake any action in response to any infringement or alleged infringement of the Software and Documentation without the prior written consent of SAP, which consent shall not be unreasonably withheld. Licensee agrees to cooperate with and assist SAP by taking whatever action which SAP determines to be reasonably necessary or desirable. SAP agrees to reimburse, within a commercially reasonable period of time. Licensee for reasonable legal fees and other expenses incurred in connection with any such claim, suit, damage, or loss.

8.6	SAP’s Duty to Indemnify Licensee. THE PROVISIONS OF THIS SECTION 8 STATE THE SOLE, EXCLUSIVE, AND ENTIRE LIABILITY OF SAP AND ITS LICENSORS TO LICENSEE, AND IS LICENSEE’S SOLE REMEDY WITH RESPECT TO THE INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

9.	LIMITATIONS OF LIABILITY.

9.1	Licensee’s Remedies. Licensee’s sole and exclusive remedies for any damages or loss in any way connected with the Software or services furnished by SAP and its licensors, whether due to SAP’s negligence or breach of any other duty, shall be, at SAP’s option: (i) to bring the performance of the Software into substantial compliance with the functional specifications; (ii) re-performance of services; or
SAP CONFIDENTIAL

(iii) return of an appropriate portion of any payment made by Licensee with respect to the applicable portion of the Software or services. ln the event any dispute arises as to what constitutes such an appropriate portion of any payment, the parties agree such matter shall be the subject of arbitration. The foregoing limitation of liability does not apply to personal injury or death caused by the gross negligence or willful misconduct of SAP; or tangible property damage up to the amount by which such damage is paid by SAP’s liability insurance which is not less than $1,000,000 per occurrence, with $20,000,000 umbrella coverage, or liability arising under Section 8.3 or Section 8.4 of the Agreement. Upon request, SAP shall provide Licensee with a properly executed Certificate of Insurance. Such insurance policy is currently issued by an insurance company with a Best rating of A or better and a financial rating of Class VIII or better. Licensee and Affiliates (mutually agreed upon in writing between SAP and Licensee) shall be named as an additional named insured in all such policy of insurance. Such policy shall be endorsed to provide that such insurance is not subject to change or cancellation until 30 days prior written notice has been given to Licensee.
9.2	SAP Not Responsible. SAP will not be responsible under this Agreement for: (i) any alteration of the Software to fit the particular requirements of Licensee; or (ii) the correction of any defects resulting from Modifications or Extensions or as a result of misuse of the Software by Licensee; or (iii) preparation or conversion of data into the form required for use with the Software or (iv) ensuring the security of Licensee’s networked installation of the Software. THE SOFTWARE IS NOT SPECIFICALLY DEVELOPED OR LICENSED HEREUNDER FOR USE IN ANY DIRECT AND ACTIVE OPERATIONS OF ANY EQUIPMENT IN ANY NUCLEAR, AVIATION, MASS TRANSIT, OR MEDICAL APPLICATIONS, OR IN ANY OTHER INHERENTLY DANGEROUS APPLICATIONS. THE PARTIES HERETO AGREE THAT USE OF THE SOFTWARE AND THIRD-PARTY SOFTWARE FOR FINANCIAL APPLICATION PURPOSES OR SUCH OTHER ADMINISTRATIVE PURPOSES SHALL NOT BE DEEMED INHERENTLY DANGEROUS APPLICATIONS IF SUCH USE DOES NOT AFFECT THE OPERATIONS OR MAINTENANCE OF SUCH EQUIPMENT. SAP AND ITS LICENSORS SHALL NOT BE LIABLE FOR ANY CLAIMS OR DAMAGES ARISING FROM SUCH INHERENTLY DANGEROUS USE OF THE SOFTWARE AND/OR THIRD-PARTY SOFTWARE LICENSED HEREUNDER.

9.3	Exclusion of Damages. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, EXCEPT FOR DAMAGES RESULTING FROM UNAUTHORIZED USE AND/OR DISCLOSURE OF THE PROPRIETARY INFORMATION OR AS PROVIDED PURSUANT TO SECTION 8.3(b), UNDER NO CIRCUMSTANCES SHALL SAP AND ITS LICENSORS OR LICENSEE BE LIABLE TO EACH OTHER OR ANY OTHER PERSON OR ENTITY FOR AN AMOUNT OF DAMAGES IN EXCESS OF THE PAID LICENSE FEES OR BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOOD WILL OR BUSINESS PROFITS, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR EXEMPLARY OR PUNITIVE DAMAGES. The provisions of the Agreement allocate the risks between SAP and Licensee, The License Fees reflect this allocation of risk and the limitations of liability herein.

9.4	Severability of Actions. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.
     SAP CONFIDENTIAL

10	ARBITRATION. Except for the right of either party to apply to a court of competent jurisdiction for injunctive relief, any controversy or claim arising out of or relating to this Agreement, other than as to ownership or title to intellectual property rights in the Proprietary Information or the right of SAP to bring suit for any payments due hereunder, shall be settled by arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a panel of three members, SAP and Licensee each selecting one member and the third member, who shall be chairman, selected by agreement between the other two members. The chairman shall be an attorney-at-law, and the other members shall have a background or training in computer law, computer science, or marketing of computer products. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law.

11	ASSIGNMENT. Neither party may, without the other’s prior written consent which consent shall not be unreasonably withheld, assign, delegate, sublicense, pledge, or otherwise transfer this Agreement, or any of its rights or obligations under this Agreement, or the SAP Proprietary Information , to any party, including any Affiliate. Any permitted assignment of this Agreement shall provide that the provisions of this Agreement shall continue in full force and effect and the assigning party shall guaranty the performance of its assignee and shall remain liable for all obligations hereunder. Notwithstanding the foregoing,SAP may assign this Agreement to SAP AG. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Notwithstanding the foregoing, Licensee shall have the right to assign or transfer this Agreement or any interest herein (excluding any third party products) to any entity which acquires all or substantially all of Licensee’s operating assets, or in the event Licensee is merged or reorganized pursuant to any plan of merger or reorganization, subject to the condition that Licensee provides SAP with: (a) a statement, signed on behalf of the Assignee, that such Assignee agrees to abide by the terms of this Agreement; (b) evidence, reasonably satisfactory to SAP, of such Assignee’s corporate authority to enter into this Agreement; and (c) sufficient evidence that such Assignee has a minimum net worth sufficient in SAP’s reasonable judgment, to allow Assignee to perform its obligations under this Agreement.

12	GENERAL PROVISIONS.

12.1	Rights to Injunctive Relief. Both parties acknowledge that remedies at law may be inadequate to provide SAP or Licensee with full compensation in the event of Licensee’s material breach of Sections 2, 6, 11 or 12.5, or SAP’s material breach of Section 6 with respect to Licensee Proprietary Information, and that the non-breaching party shall therefore be entitled to seek injunctive relief in the event of any such material breach.

12.2	Severability. It is the intent of the parties that in case any one or more of the provisions contained to this Agreement shall be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

12.3	No Waiver. If either party should waive any breach of any provision of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision hereof.

12.4	Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and which shall together constitute one Agreement.

12.5	Export Control Notice. Regardless of any disclosure made by Licensee to SAP of an ultimate destination of the Software, Documentation, Third-Party Database, and other provided SAP Proprietary Information Licensee acknowledges that the Software, Documentation, Proprietary Information, and the Third-Party Database are being released or transferred to Licensee in the United States and are therefore subject to the U.S. export control laws. Licensee acknowledges its exclusive obligation to ensure that its exports from the United States are in compliance with the U.S. export control laws. Licensee shall also be responsible for complying with all applicable governmental regulations of any foreign countries with respect to the use of the Proprietary Information by its Affiliates outside of the United States. Licensee agrees that it will not submit the Software to any government agency for licensing consideration or other regulatory approval
SAP CONFIDENTIAL

without the prior written consent of SAP. Licensee shall defend, indemnify, and hold SAP and its licensors harmless from and against any and all claims, judgments, awards, and costs (including reasonable legal fees) arising out of Licensee’s noncompliance with applicable U.S. or foreign law with respect to the use or transfer of the SAP Proprietary Information outside the United States by Licensee and its Affiliates.
12.6	Confidential Terms and Conditions. Licensee shall not disclose the terms and conditions of this Agreement and the pricing contained therein to any third-party, except as required to be disclosed pursuant to the requirements of a government agency or by operation of law, rule or regulation, provided that SAP is consulted prior to such disclosure. Neither party shall use the name of the other party in publicity, advertising, or similar activity, without the prior written consent of the other, except that Licensee hereby consents to SAP’s inclusion of Licensee’s name in customer listings which may be published as part of SAP’s marketing efforts.

12.7	Governing Law. This Agreement shall be governed by and construed under Delaware law without reference to its conflicts of law principles. In the event of any conflicts between foreign law, rules, and regulations, and United States of America law, rules, and regulations, United States of America law, rules, and regulations shall prevail and govern. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this agreement.

12.8	Notices. All notices or reports which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed duly given when delivered to the respective executive offices of SAP and Licensee at the addresses first set forth above.

12.9	Force Majeure. Any delay or nonperformance of any provision of this Agreement (other than for the payment of amounts due hereunder) caused by conditions, including an act of God, war, civil commotion, fire, explosion or other similar event beyond the reasonable control, and without the fault or negligence of the nonperforming party, shall not constitute a breach of this Agreement, and the time for performance of such provision, if any, shall be deemed to be extended for a period equal to the duration of the conditions preventing performance.

12.10	Entire Agreement. This Agreement and each Appendix hereto constitute the complete and exclusive statement of the agreement between SAP and Licensee, and all previous representations, discussions, and writings are merged in, and superseded by, this Agreement. This Agreement may be modified only by a writing signed by both parties. This Agreement and each Appendix hereto shall prevail over any additional, conflicting, or inconsistent terms and conditions which may appear on any purchase order or other document furnished by Licensee to SAP.
IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement to become effective as of the date first above written.

Approved:		Approved:

SAP AMERICA, INC.		Sport Supply Group, Inc.

By:	/s/ BRAD C. BRUBAKER	By:	/s/ JOHN WALKER

Name:	BRAD C. BRUBAKER	Name :	JOHN WALKER

Title:	VICE PRESIDENT	Title :	EVP- CEO

Date:	6/28/98	Date:	6/11/98

SAP CONFIDENTIAL

EXHIBIT A
to
SAP AMERICA, INC. — SPORT SUPPLY GROUP
R/3 SOFTWARE END-USER LICENSE AGREEMENT (“Agreement”) effective June 11, 1998
AUTHORIZED AFFILIATE AGREEMENT
This Authorized Affiliate Agreement is made effective as of the                      day of                                          , 199___ between SAP America, Inc., a Delaware Corporation, with offices at 701 Lee Road, Pennsylvania 19087 (“SAP”) and Athletic Training Equipment Company, Inc., a Delaware corporation, with offices at                                                        (“Affiliate”).
1.       Affiliate is entitled to have Users access the Software on the Designated Unit(s) identified in the Agreement, subject to the restrictions on the aggregate number of Users specified therein.
2.       Affiliate agrees to be bound by all of the terms and conditions of the Agreement and agrees that SAP may directly enforce all such terms and conditions against Affiliate as if Affiliate had executed such Agreement with SAP. In the event that the Agreement is terminated for any reason, or if Affiliate ceases to meet the definition of “Affiliate” therein, Affiliate agrees that all of its rights to access the Software will cease effective as of the termination date unless such Affiliate executes a standard SAP End-User Software License for the SAP licensed Software at SAP’s then current license fees.
3.	The number of Users licensed under the Agreement by Licensee and allocated to Affiliate hereunder is as follows:

Named Users	____________

Information Users	____________

Requisition and confirmation Users	____________

Development Workbench Users	____________

Basis/Workflow Users	____________

Enterprise Office/HR Users	____________
4.      Affiliate represents and warrants that it has the legal capacity to execute this Authorized Affiliate Appendix.
IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have dully executed this Authorized Affiliate Agreement.

SAP AMERICA, INC.	ATHLETIC TRAINING EQUIPMENT COMPANY, INC.
SAP	Affiliate

By:	By:

By:	Title:

Date:	Date:

SAP CONFIDENTIAL

Appendix 1
effective June 11, 1998 (“Appendix”)
to
SAP AMERICA, INC. (“SAP”) — SPORT SUPPLY GROUP, INC. (“Licensee”)
R/3 SOFTWARE END-USER LICENSE AGREEMENT effective June 11, 1998 (“Agreement”)
This Appendix is hereby annexed to and made a part of the Agreement specified above. In each instance in which provisions of this Appendix contradict or are inconsistent with the provisions of the Agreement, the provisions of this Appendix shall prevail and govern, and the contradicted or inconsistent provisions of the Agreement shall be deemed amended accordingly.
1.	SOFTWARE/USERS LICENSED:
1.1	GENERAL FUNCTION BLOCKS LICENSED:

FI	Financial Accounting/Asset Accounting
TR-CM, FM	Cash and Funds Management
IM	Investment Management
CO	Controlling
EC	Enterprise Controlling
PS	Project System
MM	Material Management
PM	Plant Maintenance
SD	Sales and Distribution
PP	Production Planning
DW	ABAP/4 Development Workbench
BC	Basis
1.2	USERS:

	Number of Users Licensed:
Named/Operational Users	160	Users*
Info Users	40	Users*
D/W Users	3	Users*

*The above Users are also licensed as Basis/Workflow Users
1.3	DATABASE:

Database Interface	203	Users
1.6 OTHER SOFTWARE LICENSED: Third-party software, applicable country/language specific versions, Industry Solutions Software, and any other provided software licensed by Licensee from SAP hereunder, which is not specified above, or surcharges for specific installation locations, are as follows:
“None”
SAP licenses the Software for Use in countries for which there is currently no language or country specific functionality. Certain country/language specific functionality must be licensed directly from an SAP distributor located in that country as identified in SAP’s current List of
SAP CONFIDENTIAL

Prices and Conditions. Double byte functionality and European country/language functionality cannot be installed on the same Designated Unit.

2.	LICENSE FEE AND PAYMENT: The total List Price License Fee to Licensee for the Software specified above for the total number of Users is USD 785,990. Such List Price License Fee shall be discounted by USD 117,899 for a total Net License Fee to Licensee of USD 668,092 which shall be invoiced on June 30, 1998 and is payable net thirty (30) days thereafter.

In the event the quantity of Users and/or Software licensed above are not adhered to by Licensee or its Affiliates, Licensee agrees, within a reasonable period of time, to provide written notice to SAP, and SAP reserves the right to modify the Agreement to reflect such additional Software and/or Users, invoice Licensee for such additional Software and/or Users at SAP’s then current pricing in effect and increase Maintenance Fees accordingly.

3.	INSTALLATION: For Software to be installed on a specific Licensee or Affiliate Designated Unit within the Territory, Licensee shall provide SAP with written notice of the type/model and serial number and location of each Designated Unit and the number of Users allocated to each such Designated Unit prior to such installation. Such notice shall be sent to Attention: SAP Contract Department, Attention Contract Manager, Six Concourse Parkway, Suite 1200, Atlanta, Georgia 30328-5351.

4.	DELIVERY: Initial delivery by SAP of the above-specified Software and Documentation is estimated to take place in June, 1998.

5.	MAINTENANCE:
5.1      Licensee may request and SAP shall provide, to such degree as SAP makes such services generally available in the Territory, maintenance service (“Maintenance ”) from SAP with respect to the Software. Maintenance by SAP is limited to the site(s) specified herein. Maintenance currently includes the delivery of Releases, Versions, Correction Levels and Software correction packages, support via telephone, remote support/update, and SAP’s On-line Software Services. Maintenance does not include the adaptation of any Modifications or Extensions developed by or for Licensee to new Releases or Versions. In order to receive Maintenance hereunder, Licensee must make all required remote support and update connections to each Designated Unit, at its expense, as requested by SAP. Maintenance will only be offered for the most recent Release and the Release immediately prior thereto.
5.2      In order to receive Maintenance, Licensee agrees to promptly disclose to SAP and provide copies to SAP of any Modifications and to keep and maintain adequate and current records of all Modifications (which records shall be made reasonably available to SAP).
5.3      Maintenance may be terminated by either party in writing at any time upon three months prior written notice. In the event of termination of Maintenance by SAP under this Section, Licensee shall be entitled to a pro-rata refund of prepaid Maintenance fees.
5.4      Maintenance, from SAP, for the Software licensed hereunder is limited to the following site(s) :
1901 Diplomat Drive Farmers Branch TX 75234
5.5      In order to receive Maintenance, Licensee agrees to establish and maintain Customer Competency Center(s) at the site(s) specified above within twelve (12) months of the Effective Date of this Appendix in accordance with the following. Each CCC must maintain an internal Help Desk to provide first level support to Licensee’s Users relating to basis and application questions or problems. Such internal Help Desk(s) must be staffed during Licensee’s normal
SAP CONFIDENTIAL

working hours (from 8 A.M. to 6 P.M central standard time), but no less than (8) eight hours a day, (5) five days a week. Only Licensee CCC employees subject to Section 6 of the Agreement, are authorized to contact SAP after attempting to resolve the matter via Licensee’s internal Help Desk. Each CCC shall coordinate Licensee’s Modification and Extension notification and disclosure requirements and shall coordinate Licensee’s development requests. Licensee’s CCC is responsible for the administration and management of the Agreement including, but not limited to, performing periodic self audits to ensure Licensee’s compliance with the license grant, maintaining master and installation data and managing the receipt of new Releases, Version, and Correction Levels of the Software. In the event Licensee does not establish and maintain CCC(s) in accordance with the above, SAP reserves the right to increase Licensee’s then current maintenance percentage factor then in effect.
5.6      Maintenance at such site(s) shall commence July 1, 1998.
In the event Maintenance does not commence upon execution of this Appendix, or is otherwise declined for some period of time, and is subsequently requested or reinstated, SAP will invoice the customer the accrued maintenance service fees associated with such time period plus a reinstatement fee.
5.7      The Maintenance Fee for the Software licensed under this Appendix, for the total number of Users specified above is currently priced at the then current factor in effect multiplied by the then current Net License Fee for licensed Software. The current Maintenance Fee for the Software licensed under this Appendix is USD 100,214. Other than as provided for above, Maintenance Fees are subject to change once during a calendar year upon ninety (90) days written notice to Licensee; provided however maintenance fees will not be increased prior to January 1, 2000. SAP agrees however, that increases in Maintenance Fees per calendar year (if any) for the Software licensed in Item 1 of this Appendix, shall not be greater than the increase in the Consumer Price Index plus five percent (5%) per year. Maintenance Fees are invoiced on an annual basis effective January 1 of a calendar year. EXAMPLE: Prior year Maintenance Fees x (percentage increase in CPI plus .05) = maximum increase in increased Maintenance Fees which may be added to prior year Maintenance Service Fees, the sum of which represents the new annual Maintenance Fees due for the then-current maintenance year to which the increase is applied. Thus, if the prior year Maintenance Fees were USD 1,000,000 and the percentage increase in the CPI for the twelve month period prior to such increase was .03, the maximum increase in the annual Maintenance Fees for that year would be USD 1,000,000 x .08 = USD 80,000. Any Maintenance Fees incurred prior to January 1 are invoiced on a pro-rata basis for the remainder of the given calendar year in effect.
6.	THIRD-PARTY DATABASE:

Software licensed hereunder currently requires a Third-Party Database, which Licensee is licensing directly from a third party. SAP makes no representations or warranties as to the terms of any license or the operation of any Third-Party Database obtained directly from a third party supplier by Licensee. Licensee is responsible for support and maintenance of the Third-Party Database licensed from a third party supplier, and SAP has no responsibility in this regard.

7.	LICENSE KEY: Each Productive Use copy and Non-Productive Use copy of the Software licensed hereunder requires a license keycode. For each installation of the Software, five (5) keycodes shall be provided; quantity one (1) for Productive Use of the Software; and quantity four (4) for Non-Productive Use of the Software. The license keycodes will be issued by SAP
SAP CONFIDENTIAL

AG within four (4) weeks from the date of installation of the Software on each Designated Unit. The required form to receive the license keycodes from SAP AG must be executed by Licensee and faxed to SAP AG within the four (4) week period following installation of the Software. The applicable form and fax number will be included in each installation kit provided to Licensee upon delivery of the Software. Licensees that subsequently change Designated Units for Use of the licensed Software must be re-issued license keycodes for each respective copy of the licensed Software. Failure of Licensee to obtain necessary license keycodes for the licensed Software within four (4) weeks of installation of such Software, will cause the Software to have limited User access until such time as the license keycodes are issued.

8.	Until November 1, 2001, Licensee have the right to license additional Users or SAP R/3 software (excluding third party software, optional packages, industry specific software or other SAP software published as non-discountable) at a discount of fifteen percent (15%) from SAP’s then current list price. Additional Users shall be licensed in minimum blocks of ten (10) Users (any combination of Named, Info, R/C, D/W or Basis/Workflow). Such License Fee shall include all General Function Blocks set forth in item 1. above. Licensee shall be responsible for Third-Party Database license fees in connection with licensing such additional Users or software. Payment for such additional license fees due SAP shall be net 30 days from the date of SAP invoice. After November 1, 2001, all such pricing shall be at SAP’s then-current prices in effect.

9.	VALIDITY OF OFFER: The validity of this Appendix will expire June 30, 1998, unless sooner executed by the Licensee hereto, or extended in writing by SAP.

Approved:		Approved:

SAP AMERICA, INC.		Sport Supply Group, Inc.

By:	/s/ Brad C. Brubaker	By:	/s/ John Walker

Name:	Brad C. Brubaker	Name:	John Walker
Title:	Vice President	Title:	EVP & CFO
Date:	6/28/98	Date:	6/11/98
SAP CONFIDENTIAL

SAP DEDUCTIONS MANAGEMENT
APPENDIX 2
effective October 15, 1998 (“Appendix”)
to
SAP AMERICA, INC. SOFTWARE END-USER LICENSE AGREEMENT (“Agreement”)
with
SPORT SUPPLY GROUP, INC.
effective June 11, 1998
This Appendix is hereby annexed to and made a part of the Agreement specified above. In each instance in which provisions of this Appendix contradict or are inconsistent with the provisions of the Agreement, the provisions of this Appendix shall prevail and govern, and the contradicted or inconsistent provisions of the Agreement shall be deemed amended accordingly; otherwise, all provisions of the Agreement remain in effect.

1.	LICENSE GRANT:

1.1	SAP Deductions Management Component (“Software”)
Provided Licensee does not exceed the annual revenue level specified below “Level”, Users licensed in Appendices to the Agreement are permitted to Use the Software in accordance with their respective User type.

LICENSEE’S ANNUAL REVENUE:

Check Applicable Level:

X	Up to USD 200,000,000
Up to 1.0 billion
Up to 2.5 billion
Up to 5.0 billion
Greater than 5.0 billion

2.	The Net License Fee to Licensee for the Component specified above is USD 15,000. Such Net License Fee shall be discounted by USD 2,250 for a total Invoice Amount to Licensee of USD 12,750 which shall be invoiced on October 30, 1998 and is payable net thirty (30) days thereafter.

In the event the quantity of Users and/or Software licensed above are not adhered to by Licensee or its Affiliates, Licensee agrees, within a reasonable period of time, to provide written notice to SAP, and SAP reserves the right to modify the Agreement to reflect such additional Software and/or Users, invoice Licensee for such additional Software and/or Users at SAP’s then current pricing in effect and increase Maintenance Fees accordingly.

3.	For Software to be installed on a specific Licensee or Affiliate Designated Unit within the Territory, Licensee shall provide SAP with written notice of the type/model and serial number and location of each Designated Unit and the number of Users allocated to each such Designated Unit prior to such installation. Such notice shall be in a form materially similar to Schedule I attached hereto and is to be sent to: SAP America, Inc., Attention: Contract Manager, 5555 Glenridge Connector, Atlanta, Georgia 30342.

4.	Initial delivery by SAP of the above-specified Component is estimated to take place in October 1998.

5.	Licensee acknowledges that the Component is designed for use with Release 3.0F and up. The Component is not downwardly compatible with previous Releases, Versions or Levels.

6.	Licensee acknowledges that the Component is available in English language only.

7.	(a) Maintenance of the Software shall be provided in accordance with Appendix 1 effective June 11, 1998.

(b) Maintenance at such site(s) shall commence November 1, 1998.

In the event Maintenance does not commence upon execution of this Appendix, or is otherwise declined for some period of time, and is subsequently requested or reinstated, SAP will invoice the customer the accrued maintenance service fees associated with such time period plus a reinstatement fee.
SAP CONFIDENTIAL

1

(c) The Maintenance Fee for the Software licensed under this Appendix, for the total number of Users specified above is currently priced at fifteen percent (15%) of the Net License Fee. The current Maintenance Fee for the Software licensed under this Appendix is USD 2,250. Other than as provided for above, Maintenance Fees are subject to change once during a calendar year upon ninety (90) days notice to Licensee.

8.	The validity of this Appendix will expire October 30, 1998, unless sooner executed by the parties hereto, or extended in writing by SAP.

Approved:		Approved:

SAP AMERICA, INC.		SPORT SUPPLY GROUP, INC.

By:	/s/ Brad C. Brubaker	By:	/s/ Jennifer E. Thomas

Name :	Brad C. Brubaker	Name:	Jennifer E. Thomas
Title:	Vice President	Title:	VP-Finance
Date :	12/26/98	Date:	12/26/98
SAP CONFIDENTIAL

2

Schedule 1
to Appendix 2 effective October 15, 1998
Software and User Allocation
1. Name of Licensee or Affiliate where Designated Unit is located: Sport Supply Group
2. Designated Unit(s) to be identified by Licensee 10 SAP in writing.

Location of Designated Unit:	1901 Diplomat

Farmers Branch, TX 75234

Telephone Number:	972-406-3407

Software Delivery Contact Person: John Maguire

Hardware Information		Operating System		Database
Manufacturer	Model	Manufacturer	Release	Manufacturer	Release
IBM	AS400	IBM	OS400	IBM	DB2400
		Tape Formal	☐ 4MM
		(only for OS/390)	☐ 3480
☐ 6250
3. The total number of Users allocated to Use the Software, as per their respective rights set forth in the Agreement, at the above-specified location for the above-specified Designated Unit(s) are as follows:

160	Named/Operational Users	Enterprise Office/HR Users

40	Information Users	Session Users

	R/C Users	PA Master Record

	Development Workbench Users	PD Master Record

Basis/Workflow Users

4. Optional software, Third-party software, applicable country versions, industry solution and/or business component Software, and any other software licensed from SAP, to be installed at the above location are as follows:

Jennifer E. Thomas	Date:	10/26/98

Name:

V.P. Finance

Title:

Sport Supply Group, Inc.

Company (Licensee)

SAP CONFIDENTIAL

Amendment 1 to Appendices 1 and 4
Effective January 1, 2004
to
SAP AMERICA, INC. (“SAP”) — SPORT SUPPLY GROUP, INC. (“Licensee”)
R/3 SOFTWARE END-USER LICENSE AGREEMENT effective June 11, 1998 (“Agreement”)
This Amendment modifies the above-referenced Appendix 1 and 4 to the Agreement between the parties. In each instance in which the provisions of this Amendment contradict or are inconsistent with the provisions of Appendix 1 and the Agreement, the provisions of this Amendment shall prevail and govern and the contradicted or inconsistent provisions shall be deemed amended accordingly.
A. Appendix 1
I. SAP and Licensee agree that Item 1.2 of Appendix 1 effective June 11, 1998 to the Agreement is amended as follows:
a)	delete “160” Named/Operational Users and replace with “98” Named/Operational Users,

b)	delete “40” Info Users and replace with “45” Info Users,

c)	delete “3” D/W Users and replace with “10” D/W Users, and

d)	delete “203” Database Interface Users and replace with “153” Database Interface

Users.
II. SAP and Licensee agree that Item 5.7 of Appendix 1 effective June 11,1998 to the Agreement is amended by deleting the first two sentences and replacing them with the following:
“The Maintenance Fee for the Software licensed under this Appendix, for the total number of Users specified above is priced at the then current factor (currently 17%) in effect multiplied by the Maintenance Base for the licensed Software of USD 539,400. The current annual Maintenance Fee, as of January 1 2004, for the Software licensed under this Appendix is USD 91,698.”
B. Appendix 4
I. SAP and Licensee agree that Item 1.2 of Appendix 4 effective December 18, 2000 to the Agreement is amended as follows:
a)	delete “11” R/C Users and replace with “40” R/C Users and

b)	delete “9” Basis Users and replace with “17” Basis Users.
II. SAP and Licensee agree that Item 5.2 of Appendix 4 effective December 18, 2000 to the Agreement is amended by deleting the first two sentences and replacing them with the following:
“The Maintenance Fee for the Software licensed under this Appendix, for the total number of Users specified above is priced at the then current factor (currently 17%) in effect multiplied by the Maintenance Base for the licensed Software of USD 80,925. The current annual Maintenance Fee, as of January 1 2004, for the Software licensed under this Appendix is USD 13,757.”

Licensee agrees that the net termination of the Users under Appendices 1 and 4 is permanent and that license fees, as then negotiated by the parties, will have to be paid for any additional or replacement Users or Software.
EXCEPT AS HEREIN PROVIDED, NONE OF THE PROVISIONS OF THE AGREEMENT OR APPENDICES 1 AND 4 SHALL BE AFFECTED BY THIS AMENDMENT.

ACCEPTED BY:		ACCEPTED BY:
SAP AMERICA INC.		SPORT SUPPLY GROUP, INC.

BY:	/s/ Charles F. Tisa	BY:	/s/ Terrence M. Babilla

NAME:	Charles F. Tisa	NAME:	Terrence M. Babilla
TITLE:	Vice President	TITLE:	COO
DATE:	4-15-04	DATE:	4-15-04

SAP America, Inc.
July 9, 1998
VIA DHL
Mr. John Macguire
Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234

Re:	R/3 Software End-User License Agreement effective June 11, 1998; Exhibit A; Appendix 1 effective June 11, 1998
Dear Mr. Macguire:
Thank you for selecting SAP for your business application software. At SAP, assuring your success is our top priority and TeamSAP is how we do it. The TeamSAP initiative brings together the best of SAP’s resources; the people, the processes and the products to deliver better results and ultimately greater benefits to your business.
Enclosed for your file please find fully executed originals of the above-referenced documents. If you have any questions about your installation, please feel free to contact your Account Executive or the customer support center at 800-677-7271.
If you should have any other questions, please feel free to contact Lee Gilmer, SAP’s Contract Manager for the Southern Region at 770-353-2937 or 800-395-4727. We look forward to being of service to you and to a long and successful relationship.
Very truly yours,
SAP America, Inc.

/s/ Rebecca Swavely
Rebecca Swavely
Legal Assistant
Enclosures
cc: Lee Gilmer (w/enclosure)
3999 West Chester Pike • Newtown Square, PA 19073
phone: 610-355-2500 • fax: 610-355-2501